SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934

                              3DFX Interactive, INC.
                                (Name of Issuer)

                                  Common Stock
                            Par Value $ 0.00 per Share

                         (Title of Class of Securities)

                                    88553X103
                                 (CUSIP Number)

                                October 9, 2001
              Date of Event Which Requires Filing of this Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
      Rule  13d-1(b)
 X    Rule  13d-1(c)
      Rule  13d-1(d)

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

                                       13G

CUSIP  NO.   88553X103                                         PAGE 2 OF 7 PAGES
--------------------------------------------------------------------------------

      | NAME OF REPORTING PERSON/
      | I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only)
1     | David T. Lu

      |CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      |(a)
2     |(b)


      |SEC USE ONLY
      |
3     |

      |CITIZENSHIP OR PLACE OF ORGANIZATION
4     |Connecticut, USA

Number of             |         |SOLE VOTING POWER
Shares Beneficially   |         | 2,073,642
Owned by Each         |         |
Reporting Person      |    5    |

                      |         |SHARED VOTING POWER
                      |    6    |

                      |         |SOLE DISPOSITIVE POWER
                      |    7    |  2,073,642

                      |         |SHARED DISPOSITIVE POWER
                      |    8    |

       | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9     |  2,073,642

       | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
 10    |

       | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
 11    | 5.2 %

       | TYPE OF REPORTING PERSON
 12    | IN

                                       13G

CUSIP  No. 88553X103                                           PAGE 3 OF 7 PAGES
--------------------------------------------------------------------------------

      | NAME OF REPORTING PERSON/
      | I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only)
1     | David T. Lu


      | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      | (a)
 2    | (b)

      | SEC USE ONLY
 3    |

      |CITIZENSHIP OR PLACE OF ORGANIZATION
      |
 4    | Connecticut, USA

Number of             |         |
Shares Beneficially   |         | SOLE VOTING POWER
Owned by Each         |         | 2,073,642
Reporting Person      |    5    |

                      |         | SHARED VOTING POWER
                      |    6    |

                      |         | SOLE DISPOSITIVE POWER
                      |    7    | 2,073,642

                      |         | SHARED DISPOSITIVE POWER
                      |    8    |

       |AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9     | 2,073,642

       | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
 10    |

       | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
 11    | 5.2%

       | TYPE OF REPORTING PERSON
 12    | IN

                                       13G

CUSIP  NO. 88553X103                                           PAGE 4 OF 7 PAGES
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ITEM  1(A).     NAME  OF  ISSUER

                3DFX Interactive, Inc.


ITEM  1(B).     ADDRESS  OF  ISSUERS  PRINCIPAL  EXECUTIVE  OFFICES

                4435 Fortran Drive, San Jose, CA 95134






ITEM  2(A).     NAME  OF  PERSON  FILING
David T. Lu

ITEM  2(B).     ADDRESS  OF  PRINCIPAL  BUSINESS  OFFICE  11
                1117 E. Putnam Ave. #320
                Riverside, CT 06878

ITEM  2(C).     CITIZENSHIP
                USA

                                       13G

CUSIP  NO. 88553X103                                           PAGE 5 OF 7 PAGES
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ITEM  2(D).     TITLE  OF  CLASS  OF  SECURITIES
                Common Stock, no par value



ITEM  2(E).     CUSIP  NUMBER
                88553X103



ITEM 3.     IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR
            (C),  CHECK  WHETHER  THE  PERSON  FILING  IS  A:

             IF  THIS  STATEMENT  IS FILED PURSUANT TO RULE 13D-1(C), CHECK THIS
             BOX: X

ITEM  4.     OWNERSHIP.

           (a)     Amount  beneficially  owned (as of October9, 2001):
                   2,073,642

           (b)     Percent  of  Class (as of October 9, 2001):
                   5.2%
           (c)     Number  of  shares  as  to  which  such  persons  have:

           (i)    Sole  power  to  vote  or  to  direct  the  vote:
                  2,073,642

          (ii)    Shared  power  to  vote  or  to  direct  the  vote:


         (iii)    Sole  power  to  dispose  or  to direct  the  disposition  of:
                  2,073,642

          (iv)    Shared  power  to  dispose  or  to direct the disposition  of:



ITEM  5.     OWNERSHIP  OF  FIVE  PERCENT  OR  LESS  OF  A  CLASS.

                                       13G

CUSIP  NO. 88553X103                                           PAGE 6 OF 7 PAGES
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ITEM  6.     OWNERSHIP  OF  MORE  THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.


ITEM  8.     IDENTIFICATION  AND  CLASSIFICATION  OF  MEMBERS  OF  THE  GROUP.


ITEM  9.     NOTICE  OF  DISSOLUTION  OF  GROUP.


ITEM  10.     CERTIFICATIONS.

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

              After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

  By: /s/David T. Lu
         David T. Lu

Dated: October 19, 2001